                                 Exhibit 99.1
February 27, 2024

Dear Fellow Shareholders:

On February 20th, we announced a definitive agreement to combine VIZIO with Walmart. We want to say how excited we are about this deal. Since VIZIO was founded, we have always worked to bring great products at great value to consumers. This customer-centric mindset aligns well with Walmart’s long-standing value proposition. We have had the opportunity to work closely with Walmart for many years and have developed a tremendous level of trust, respect, and admiration for their team. We couldn’t be more excited to bring even more value and enhanced customer experience through our combined efforts. Twenty-one years ago, we dreamed of making home entertainment accessible to everyone. Along the way, with the right strategy, strong execution, and a disciplined investment framework, our team has transformed VIZIO from a hardware company into a powerful CTV platform company that has been a part of helping to reshape the TV industry. Our success has not come easily, and this milestone is a true testament to the hard work of the entire VIZIO team. We want to thank our board, our management team, and the entire VIZIO family for their dedication and support to arrive at this point. While we still have more work to do to finalize and close the transaction, we look forward to the many opportunities ahead as we embark on this next chapter together.

As we look back on 2023, it was a year characterized by strong execution, with Q4 serving as further evidence of the power and success of our integrated hardware and software model. Through the collective efforts of our teams, we ended Q4 with a record-breaking monthly active user base of 18.5 million and Platform+ net revenue of $174 million, well ahead of our outlook. Our strong Platform+ net revenue growth of 28% was driven by a 36% increase in advertising revenue. Platform+ gross profit was a record $105 million, up 27% and ahead of our expected range. Our total company Q4 net income was $13M, up 110% and adjusted EBITDA1 was $24 million, which exceeded our expectations. This was due to selective promotional pricing that supports our business model and high-margin advertising revenue. We are pleased to say our user base is expanding and deepening their engagement with our streaming content, leading to a record SmartCast ARPU of $32.48 during the quarter. The strength of our integrated model was further underscored by our record consolidated Gross Profit margins, including our highest for a fourth quarter as a public company at 20%.

Over the past year, we have significantly improved the user experience, expanded our content offering, and created valuable ways for our advertising partners to connect with our growing user base. A major success of the year was the rollout of a significant software update – making already great VIZIO TVs even better. The update has enabled faster loading of apps and channels, better responsiveness, and improved voice and text search. Moreover, it has enhanced our home screen, completely changing how our users explore and stream content. This has helped our content partners to promote their content and retain viewers effectively. During the year, we also introduced VIZIOgram, a novel way to share pictures and videos with friends and family on the biggest screen in the home.

Additionally, we expanded our content offering with the addition of 86 apps during the year, including user favorites like ESPN, NFL, Sirius XM, and The Weather Channel. Today, we have over 200 built-in streaming apps, including our own WatchFree+, where we offer users over 290 free, ad-supported
1 A reconciliation of Net Income (Loss) to Adjusted EBITDA is provided below.

streaming channels and more than ten thousand on-demand titles. During the year, we also launched The Branded Content Studio, a data-driven and brand sponsor-led approach to exclusive content.
In recognition of our efforts to deliver this world-class user experience, we are proud to announce that our company has recently been awarded an Emmy Award for innovation in delivering an exceptional user experience through our Smart TVs. This award recognizes the effectiveness of our integrated approach, which combines state-of-the-art hardware, software, and data solutions.

As you can also see from our results today, our advertising business continued to fire on all cylinders during Q4, which again delivered an upside against our expectations. Our advertising revenue grew 36% thanks to growth in large ad categories, such as financial services, insurance, retail, and CPG. And even the recently challenged Media & Entertainment category was up almost 20% year-over-year. We are encouraged by the green shoots we are seeing in this category. Additionally, our overall advertising growth was supported by a 32% increase in direct advertising relationships. At VIZIO, we have built an advertising product and client service organization committed to developing products that meet the challenges and needs of today’s advertisers. Our performance continues to showcase that we understand our customers and their repeat business reflects that.

Looking back at our accomplishments in 2023, we are reminded of how VIZIO represents the American dream in action. We were built around a passion for improving our customers lives and continue to focus on how to deliver the best user experience in the industry. Over the years, our brand has earned the trust and respect of our customers through our vision, perseverance, and unwavering dedication. Looking ahead, we remain excited about the growth prospects in our industry and can't wait to share more about the upcoming phase with you soon.

Sincerely,

William Wang                 Adam Townsend
Founder & Chief Executive Officer     Chief Financial Officer

VIZIO HOLDING CORP.
Reports Q4 2023 Financial Results
Platform+ net revenue increased 28% year-over-year (YoY) to $174.2 million
Platform+ gross profit increased 27% YoY to $105.4 million
SmartCast Average Revenue Per User increased 15% YoY to $32.48
Irvine, CA., February 27, 2024—VIZIO Holding Corp. (NYSE: VZIO) today announced the following results for the three months ended December 31, 2023:
Financial and operational highlights include the following, compared to Q4'22:
•Net revenue of $502.6 million, compared to $533.5 million
•Platform+ net revenue of $174.2 million, up 28%
•Gross profit of $98.1 million, up 14%
•Platform+ gross profit of $105.4 million, up 27%
•Net income of $13.2 million, up 110%
•Adjusted EBITDA1 of $23.9 million, up 20%
•SmartCast Average Revenue Per User (ARPU) of $32.48, up 15%
“2023 marked another year of solid execution as we continue to deliver exceptional value with our award-winning products and the ultimate entertainment experience through our fully integrated Smart TV platform,” said William Wang, CEO of VIZIO. “In just our fourth year, the growth in our Platform+ business continues to exceed our expectations driven by strong user engagement trends, accelerating ad revenue growth - up 36% year over year in Q4 - and record ARPU. These results continue to prove the strength and resiliency of the integrated hardware and software model we've built.”
Q4'23 Business highlights include:
•Reached 18.5 million SmartCast Active Accounts, which streamed 5.5 billion hours2
•Bestselling 65”+ TV3, as well as the Top 3 Bestselling TVs during 20234
•Grew average SmartCast Hours per SmartCast Active Account to 101 per month, up 8% YoY
•Expanded our direct advertising relationships by 32% compared to Q4’22, adding 117 net new advertisers in Q45
•Rolled out a VIZIO Home software update with enhancements designed to make navigation, loading and content discovery even more seamless
•Added WatchFree+ channels including Crunchyroll, Top Gear, BBC Food, Antiques Roadshow UK, and CraftsyTV, bringing the total number of FAST channels to over 290
•Launched 24 new apps including NFL, Fox Local, Music Choice, and Brit Box bringing the total number of built-in apps to over 200
1 A reconciliation of Net Income (Loss) to Adjusted EBITDA is provided below.
2 Streamed hours represent SmartCast Hours.
3 Source: Circana, Retail Tracking Service, U.S., unit sales, Display Size: 65 inches and above, Model V655J09, 12 months ended December 2023.
4 Source: Circana, Retail Tracking Service, U.S., unit sales, Models D40FJ09, V505J09, D32HJ09, 12 months ended December 2023.
5 Direct advertising relationships consists of the number of advertisers that purchased advertising inventory directly from VIZIO during the fourth quarter. Net new advertisers for the quarter is calculated as the difference between the number of direct advertising relationships during the fourth quarter of 2023 versus the fourth quarter of 2022.

Transaction with Walmart Inc.
On February 20, 2024, VIZIO Holding Corp. ("VIZIO") announced that it has entered into an agreement to be acquired by Walmart Inc. (the "Transaction"). A copy of the press release can be found on the investor relations page of VIZIO's website at investors.vizio.com. Additional details are included in the Current Report on Form 8-K filed by VIZIO with the Securities and Exchange Commission ("SEC") on February 20, 2024.
Given the pending Transaction, VIZIO will not host an earnings conference call or provide financial guidance in conjunction with this earnings release and is withdrawing all previously provided goals and outlook. For further information about VIZIO's financial performance please refer to VIZIO's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which will be filed subsequently with the SEC.

Selected Quarterly Financial Results
(Unaudited, in millions, except percentages and SmartCast ARPU)

	Three Months Ended December 31,		Three Months	Year Ended December 31,		Full Year
	2023	2022	% Change	2023	2022	% Change
Financial Highlights
Net Revenue
Device	$328.4	$397.0	(17)%	$1,081.8	$1,384.9	(22)%
Platform+	174.2	136.5	28%	598.2	477.9	25%
Total Net Revenue	502.6	533.5	(6)%	1,680.0	1,862.8	(10)%
Gross Profit
Device	(7.3)	2.9	NM	(8.6)	16.0	NM
Platform+	105.4	82.8	27%	364.9	296.5	23%
Total Gross Profit	98.1	85.7	14%	356.3	312.5	14%
Operating Expenses	89.2	75.3	18%	331.5	306.2	8%
Net Income (loss)	$13.2	$6.3	110%	$28.2	$(0.4)	NM
Adjusted EBITDA[1]	$23.9	$19.9	20%	$75.7	$52.4	44%

Operational Metrics
Smart TV Shipments	1.3	1.5	(12)%	4.3	5.2	(16)%
SmartCast Active Accounts (as of)	18.5	17.4	6%	18.5	17.4	6%
Total VIZIO Hours	9,417	8,950	5%	36,174	33,440	8%
SmartCast Hours	5,486	4,762	15%	20,473	17,403	18%
SmartCast ARPU	$32.48	$28.30	15%	$32.48	$28.30	15%
_________________________
1 A reconciliation of Net Income (Loss) to Adjusted EBITDA is provided below
NM-Not Meaningful

About VIZIO
Founded and headquartered in Orange County, California, our mission at VIZIO Holding Corp. (NYSE: VZIO) is to deliver immersive entertainment and compelling lifestyle enhancements that make our products the center of the connected home. We are driving the future of televisions through our integrated platform of cutting-edge Smart TVs and powerful operating system. We also offer a portfolio of innovative sound bars that deliver consumers an elevated audio experience. Our platform gives content providers more ways to distribute their content and advertisers more tools to connect with the right audience.
Supplemental Financial and Other Information
Supplemental financial and other information can be accessed through our Investor Relations website at investors.vizio.com. We announce material information to the public about our company, products and services, and other matters through a variety of means, including filings with the SEC, press releases, public conference calls, webcasts, our Investor Relations website (investors.vizio.com), our blog (accessible via vizio.com/en/newsroom) and our X account (@VIZIO) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.
Key Operational and Financial Metrics
We review certain key operational and financial metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.
The metrics included in this press release and the accompanying call, including the key operational and financial metrics defined below, as well as SmartCast Hours per SmartCast Active Account, direct advertising client relationships and net new advertisers, are not based on any standardized industry methodology and are not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, these metrics may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology. The numbers that we use to calculate these metrics are based on internal data. While these numbers are based on what we believe to be reasonable judgments and estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement. We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.
Smart TV Shipments. We define Smart TV Shipments as the number of Smart TV units shipped to retailers or direct to consumers in a given period. Smart TV Shipments currently drive the majority of our revenue and provide the foundation for increased adoption of our SmartCast operating system and the growth of our Platform+ revenue. The growth rate between Smart TV Shipments and Device net revenue is not directly correlated because VIZIO’s Device net revenue can be impacted by other variables, such as the series and sizes of Smart TVs sold during the period, the introduction of new products as well as the number of sound bars shipped.
SmartCast Active Accounts. We define SmartCast Active Accounts as the number of VIZIO Smart TVs where a user has activated the SmartCast operating system through an internet connection at least once in the past 30 days. We believe that the number of SmartCast Active Accounts is an important metric to measure the size of our engaged user base, the attractiveness and usability of our operating system, and subsequent monetization opportunities to increase our Platform+ net revenue.
Total VIZIO Hours. We define Total VIZIO Hours as the aggregate amount of time users spend utilizing our Smart TVs in any capacity. We believe this usage metric is useful to understanding our total potential monetization opportunities.
SmartCast Hours. We define SmartCast Hours as the aggregate amount of time viewers engage with our SmartCast platform to stream content or access other applications. This metric reflects the size of the audience engaged with our operating system as well as indicates the growth and awareness of our platform. It is also a measure of the success of our offerings in addressing increased user demand for OTT streaming. Greater user engagement translates into increased revenue opportunities as we earn a significant portion of our Platform+ net revenue through advertising, which is influenced by the amount of time users spend on our platform.

SmartCast ARPU. We define SmartCast ARPU as total Platform+ net revenue, less revenue attributable to legacy VIZIO V.I.A. Plus units, during the preceding four quarters divided by the average of (i) the number of SmartCast Active Accounts at the end of the current period; and (ii) the number of SmartCast Active Accounts at the end of the corresponding prior year period. SmartCast ARPU indicates the level at which we are monetizing our SmartCast Active Account user base. Growth in SmartCast ARPU is driven significantly by our ability to add users to our platform and our ability to monetize those users.
Device gross profit. We define Device gross profit as Device net revenue less Device cost of goods sold in a given period. Device gross profit is directly influenced by consumer demand, device offerings, and our ability to maintain a cost-efficient supply chain.
Platform+ gross profit. We define Platform+ gross profit as Platform+ net revenue less Platform+ cost of goods sold in a given period. As we continue to grow and scale our business, we expect Platform+ gross profit to increase over the long term.
Non-GAAP Financial Measures
To supplement our financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, VIZIO considers certain financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA. We define Adjusted EBITDA as total net income (loss) before interest income, net, other income (expense), net, provision for income taxes, depreciation and amortization and share-based compensation. We consider Adjusted EBITDA to be an important metric to assess our operating performance and help us to manage our working capital needs. Utilizing Adjusted EBITDA, we can identify and evaluate trends in our business as well as provide investors with consistency and comparability to facilitate period-to-period comparisons of our business. We believe that providing users with non-GAAP measures such as Adjusted EBITDA may assist investors in seeing VIZIO’s operating results through the eyes of management and in comparing VIZIO’s operating results over multiple periods with other companies in our industry.
We use Adjusted EBITDA in conjunction with net income (loss) as part of our overall assessment of our operating performance and the management of our working capital needs. Our definition of Adjusted EBITDA may differ from the definition used by other companies and therefore comparability may be limited. In addition, other companies may not publish Adjusted EBITDA or similar metrics. Furthermore, Adjusted EBITDA has certain limitations in that it does not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, Adjusted EBITDA should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP, including net income (loss).
We compensate for these limitations by providing a reconciliation of Adjusted EBITDA to net income (loss). We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted EBITDA in conjunction with net income (loss).
Forward-looking information
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or VIZIO’s future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions.

Forward-looking statements in this press release include, but are not limited to, statements regarding our future financial and operating performance, our expectations regarding advertising sales, including the amount of advertising spend we expect to realize from our partnerships, statements regarding the Transaction, including the expected timing of the closing of the Transaction, and expectations for VIZIO following the closing of the Transaction. There are a number of risks and uncertainties that could cause actual results to differ materially from statements made in this press release, including: the possibility that the conditions to the closing of the Transaction are not satisfied; potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction; the ability of each party to consummate the Transaction; the occurrence of any event, change or circumstance that could result in the merger agreement being terminated, including in circumstances that would require us to pay a termination fee or other expenses; possible disruption to our current plans and operations related to the Transaction, including due to the diversion of management's attention from our ongoing business operations due to processes related to the Transaction; and the effect of the Transaction and related publicity on our current plans and operations, including our ability to retain and hire key personnel and our ability to maintain relationships with our current and prospective customers, suppliers and others with whom we do business. If any of these risks or uncertainties materialize, our actual results could differ materially from the results expressed or implied by these forward-looking statements.
The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including Quarterly Report on Form 10-Q filed with the SEC on November 9, 2023. Additional information will also be set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The forward-looking statements in this press release are based on information available to VIZIO as of the date hereof, and VIZIO disclaims any obligation to update any forward-looking statements, except as required by law.

Contact Information

Investors and Analysts:
Michael Marks
IR@vizio.com

Media:
PR@vizio.com

Source: VIZIO Holding Corp.

VIZIO HOLDING CORP.
Consolidated Statements of Operations
(Unaudited, in millions except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net revenue:
Device	$328.4	$397.0	$1,081.8	$1,384.9
Platform+	174.2	136.5	598.2	477.9
Total net revenue	502.6	533.5	1,680.0	1,862.8
Cost of goods sold:
Device	335.7	394.1	1,090.4	1,368.9
Platform+	68.8	53.7	233.3	181.4
Total cost of goods sold	404.5	447.8	1,323.7	1,550.3
Gross profit:
Device	(7.3)	2.9	(8.6)	16.0
Platform+	105.4	82.8	364.9	296.5
Total gross profit	98.1	85.7	356.3	312.5
Operating expenses:
Selling, general and administrative	68.4	53.2	248.8	220.7
Marketing	9.9	9.8	36.8	41.1
Research and development	9.6	11.4	41.3	40.8
Depreciation and amortization	1.3	0.9	4.6	3.6
Total operating expenses	89.2	75.3	331.5	306.2
Income from operations	8.9	10.4	24.8	6.3
Interest income, net	4.1	1.2	13.0	1.6
Other income (expense), net	0.2	(0.6)	0.3	(1.3)
Total non-operating income, net	4.3	0.6	13.3	0.3
Income before income taxes	13.2	11.0	38.1	6.6
Provision for income taxes	—	4.7	9.9	7.0
Net income (loss)	$13.2	$6.3	$28.2	$(0.4)

Net income (loss) per share attributable to common stockholders:
Basic	$0.07	$0.03	$0.14	$(0.00)
Diluted	$0.07	$0.03	$0.14	$(0.00)
Weighted-average common shares outstanding:
Basic	197.4	194.6	196.3	193.1
Diluted	200.5	202.6	200.4	193.1

VIZIO HOLDING CORP.

Consolidated Balance Sheets
(Unaudited, in millions except par values)

	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$221.6	$288.7
Short-term investments	129.9	58.9
Accounts receivable, net	381.2	357.9
Other receivables due from related parties	—	2.2
Inventories	6.8	15.5
Income tax receivable	9.0	1.7
Prepaid and other current assets	45.9	53.5
Total current assets	794.4	778.4
Property, equipment and software, net	19.7	19.9
Goodwill	44.8	44.8
Deferred income taxes	49.6	51.2
Other assets	52.2	21.4
Total assets	$960.7	$915.7
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable due to related parties	$109.1	$148.2
Accounts payable	157.8	117.2
Accrued expenses	178.6	204.9
Accrued royalties	40.7	47.4
Other current liabilities	5.8	5.5
Total current liabilities	492.0	523.2
Other long-term liabilities	19.4	18.8
Total liabilities	511.4	542.0
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100.0 shares authorized, no shares issued and outstanding as of December 31, 2023 and 2022	—	—
Common stock, $0.0001 par value; 1,350.0 shares authorized as of December 31, 2023 and 2022 •Class A, 125.3 and 121.9 shares issued and 121.5 and 118.1 shares outstanding as of December 31, 2023 and 2022, respectively •Class B, 76.2 and 76.8 shares issued and 76.2 and 76.8 shares outstanding as of December 31, 2023 and 2022, respectively, and •Class C, no shares issued and outstanding as of December 31, 2023 and 2022	—	—
Additional paid in capital	414.3	366.9
Accumulated other comprehensive loss	(0.3)	(0.3)
Retained earnings	35.3	7.1
Total stockholders’ equity	449.3	373.7
Total liabilities and stockholders’ equity	$960.7	$915.7

VIZIO HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited, in millions)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$28.2	$(0.4)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	7.4	3.6
Amortization of discount on investments	(5.1)	(0.6)
Change in fair value of investment securities	0.1	0.9
Deferred income taxes	1.6	(20.8)
Share-based compensation expense	43.5	42.5
Change in allowance for doubtful accounts	2.0	0.1
Changes in operating assets and liabilities:
Accounts receivable	(25.3)	17.0
Other receivables due from related parties	2.2	2.9
Inventories	8.7	(3.7)
Income taxes receivable	(7.3)	24.5
Prepaid and other current assets	4.5	31.3
Other assets	(29.3)	(4.8)
Accounts payable due to related parties	(39.1)	(76.6)
Accounts payable	39.2	(1.7)
Accrued expenses	(26.3)	19.1
Accrued royalties	(6.7)	(9.4)
Other current liabilities	0.3	0.6
Other long-term liabilities	0.6	4.6
Net cash (used in) provided by operating activities	(0.8)	29.1
Cash flows from investing activities:
Purchases of property and equipment	(2.9)	(13.1)
Purchase of investments	(201.0)	(74.9)
Sales and maturities of investments	133.5	15.0
Net cash used in investing activities	(70.4)	(73.0)
Cash flows from financing activities:
Proceeds from exercise of stock options	2.3	12.0
Withholding taxes paid on behalf of employees on net settled share-based awards	(0.6)	(12.0)
Proceeds from sale of stock under ESPP	2.3	1.1
Net cash provided by financing activities	4.0	1.1
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.1)
Net decrease in cash and cash equivalents	(67.1)	(42.9)
Cash and cash equivalents at beginning of year	288.7	331.6
Cash and cash equivalents at end of year	$221.6	$288.7
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$14.5	$3.7
Cash paid for interest	$0.2	$0.2
Cash paid for amounts included in the measurement of operating lease liabilities	$4.6	$3.6
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$4.4	$7.3
Additions to property and equipment financed by accounts payable	$1.4	$—

VIZIO HOLDING CORP.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022 [1]	2023	2022
Net income (loss)	$13.2	$6.3	$28.2	$(0.4)
Adjusted to exclude the following:
Interest income, net	(4.1)	(1.2)	(13.0)	(1.6)
Other income (expense), net	(0.2)	0.6	(0.3)	1.3
Provision for income taxes	—	4.7	9.9	7.0
Depreciation and amortization	1.9	0.9	7.4	3.6
Share-based compensation	13.1	8.5	43.5	42.5
Adjusted EBITDA	$23.9	$19.9	$75.7	$52.4
_________________________
1 Total does not sum due to rounding.